EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of August, 2010 (the “Effective Date”) by and between BioFuel Energy, LLC (the “Company”) and Scott H. Pearce (“Executive”).

PRELIMINARY STATEMENTS

A.  The Company desires to employ Executive as President and Chief Executive Officer, and Executive desires to be employed by the Company in said capacity; and

B.  Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

1.  Position.

(a) The Company agrees to employ Executive in the position of President and Chief Executive Officer. Executive shall serve and perform the duties which may from time to time be assigned to him by the board of directors of BioFuel Energy Corp. (“Parent”), the sole managing Member of the Company (the “Board”).

(b)  Executive agrees to serve as President and Chief Executive Officer and agrees that he will devote his best efforts and substantially all of his business time and attention to the Company.  Executive agrees that he will faithfully and diligently carry out the duties of the President and Chief Executive Officer.  Executive further agrees to comply with all Company policies in effect from time to time and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.

(c)  Executive agrees to travel as necessary to perform his duties under this Agreement.

(d)  Nothing herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not (x) materially interfere with the regular performance of his duties and responsibilities under this Agreement or (y) constitute activities that compete with the business of the Company.

2.  Term.  The initial term of this Agreement shall be two (2) years from the date stated above (“Initial Term”), unless otherwise terminated pursuant to Section 4 of this Agreement.  This Agreement shall automatically renew for successive one (1) year terms unless either party gives written notice of its or his intent not to renew this Agreement at least sixty (60) days prior to the expiration of the then-current term.  Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing.

3.  Compensation and Benefits.

(a)  Base Salary.  The Company shall pay Executive a base salary of not less than $350,000 per year (“Base Salary”).

(b)  Bonus Opportunities.  For each calendar year during the Term Executive shall be eligible to receive incentive compensation (an “Annual Bonus”) from the Company, with a target bonus opportunity of eighty-five percent (85%) of Base Salary.  The parameters under which Executive’s Annual Bonus for each year during the Term will be payable shall be determined by the Board in consultation with Executive.  Such parameters shall be set forth in a written notice delivered to Executive contemporaneously with the Effective Date and thereafter within seventy-five (75) days after the start of each calendar year during the term of this Agreement.  Executive’s Annual Bonus for any year shall be payable in cash no later than thirty (30) days after completion of the Company’s audit relating to such fiscal year.

(c)  Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(d)  Benefits Generally.  The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy. As additional compensation, the Company also agrees to pay executive $1,600 per month to cover the continuing costs of his relocation to the Denver, Co area, which payments shall cease when Executive sells his former home in Williamsburg, Virginia.  At such time, the Company agrees to confer with Executive to determine whether any additional payment is warranted to cover prior unreimbursed relocation costs.

(e)  Vacation.  Executive shall be entitled to paid vacation for up to four weeks during each calendar year, consistent with the policies then applicable to executive officers.

(f)  Holidays.  Executive shall further be entitled to paid holidays, personal days, and sick days consistent with the policies then applicable to executive officers.

(g)  Reimbursement of Expenses.  The Company shall reimburse Executive for all business expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require.  Executive shall, upon reasonable request, provide the Board with an explanation of the purpose of any particular business expense and an estimate of the cost of the same, prior to incurring any expense related to the same.  The Board reserves the right to reject any unreasonable business expense.

4.  Termination.

(a) Termination by the Company. The Company may terminate this Agreement for any reason immediately upon transmittal of written notice to Executive in accordance with this Agreement. If the Company terminates this Agreement pursuant to this provision without Cause or Executive terminates this Agreement for Good Reason, the Company shall, after receipt of (i) an executed release agreement between the Company and Executive, which will consist in substance of the language attached as Exhibit A (and any other language releasing specific claims, complaints, liabilities or obligations that are identified by the Company) and (ii) a severance agreement in a form provided by the Company that will (A) reflect the relevant related terms and provisions of this Agreement and (B) contain only other provisions required by applicable law required to give effect to the enforceability of the terms and provisions of such agreement (collectively, the “Severance and Release Documents”), pay Executive (1) all accrued but unpaid Base Salary and any accrued but unpaid Annual Bonus from the previous fiscal year (“Accrued Compensation”) (which shall be paid on the next payroll otherwise due in accordance with the Company’s policies), (2) any unreimbursed expenses (in accordance with Section 3(g) of this Agreement), (3) a severance payment (“Severance Payment”) equal to Executive’s then current Base Salary plus a portion of Executive’s Annual Bonus for the year in which such termination occurs, which amount shall be calculated pro rata based on the target bonus opportunity for such year and the number of weeks of such year that have lapsed prior to termination (“Pro Rata Bonus”), and (4) continuing health benefit coverage for eighteen (18) months pursuant to COBRA. It is understood by the parties that the Severance and Release Documents would not require Executive to (i) forfeit any equity securities issued by the Company that are held by the Executive, (ii) release any rights to receive distributions, or voting rights, under the limited liability company agreement of the Company to the extent that any such rights are held by Executive and result from Executive’s ownership of equity securities issued by the Company, (iii) release any rights that he may have under this Agreement to a Severance Payment or any other payments or benefits described in clauses (1), (2) or (4) of the preceding sentence or (iv) release any rights Executive has to indemnification pursuant to Section 10 hereof or otherwise. Any Severance Payment will be paid out in equal installments during the twelve (12) months following such termination. Executive acknowledges and agrees that the Company may revise the timing of any payments described in this Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and/or guidance promulgated thereunder.

(b)  Termination by the Company for Cause.  The Company may terminate this Agreement at any time for Cause.  Upon termination of this Agreement by the Company for Cause or by Executive without Good Reason, Executive shall only be entitled to his accrued but unpaid Base Salary and any unreimbursed expenses (in accordance with Section 3(g) of this Agreement) and shall have no entitlement to any Severance Payment for the year of termination. “Cause” means any of the following as determined by the Board:

(i)  Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with the Company, or any material violation of any law, rules, or regulations by Executive to the extent that such law, rule or regulations are applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company or any failure by Executive to inform the Company of any material violation, that Executive has knowledge of, of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries;

(ii)  Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, misappropriation of Company (including any direct or indirect subsidiaries) property for personal profit, or moral turpitude, or indictment for any crime involving moral turpitude or fraud;

(iii)  Executive has failed to perform his material duties and obligations under this Agreement (other than during any period of disability) or otherwise materially breaches this Agreement or fails to follow any reasonable and lawful instructions of the Board, which failure to perform is not remedied within ten (10) days after notice thereof to Executive by the Company;

(iv)  Executive’s appropriation or attempted appropriation of (A) a material business opportunity of the Company or (B) any of the Company’s funds or property; or

(v)  Executive’s commission of an act or acts in the performance of his duties under this Agreement amounting to gross negligence or willful misconduct, including, but not limited to, any breach of Sections 7 or 8 of this Agreement.

(vi)  Executive may be terminated for Cause after a hearing of the Board at which the termination for Cause of Executive is considered; provided that Executive will be provided with notice of such hearing and the opportunity to be heard at such hearing, which shall be held within five days of the date of any such notice.

(c)  Termination by Executive for Good Reason.  Executive may terminate this Agreement for Good Reason if, after providing ten (10) days written notice to the Company, which identifies the Good Reason for Executive’s termination, such “Good Reason” is not remedied. “Good Reason” means any of the following reasons:

(i)  Executive’s removal from his position as President and Chief Executive Officer, other than for Cause or by death or disability, as set forth in Section 4 of this Agreement, during the term of this Agreement;

(ii)  Any material and detrimental alteration or change in Executive’s authority, duties, responsibilities or status (including offices, titles, reporting requirements and supervisory functions) from those in effect at the time of execution of this Agreement without Executive’s prior written consent;

(iii)  Any reduction in Executive’s Base Salary or any material reduction in Executive’s Annual Bonus opportunity, as set forth in Section 3 of this Agreement;

(iv)  the required relocation of Executive’s place of employment to a location in excess of twenty-five (25) miles from Executive's place of employment at the time of execution of this Agreement, Denver, CO; or

(v)  The Company fails to make any payment to Executive required to be made under the terms of this Agreement, if the breach is not cured within twenty (20) days after Executive provides written notice to the Company that provides in reasonable detail the nature of the payment.

(d) Disability. The Company may terminate this Agreement at any time Executive shall be deemed by the Board to have sustained a “disability.” Executive shall be deemed to have sustained a “disability” if he shall have been unable to perform his duties for more than thirty (30) days in any six (6) month period. Upon termination of this Agreement for disability, the Company shall pay Executive his Accrued Compensation, any unreimbursed expenses (in accordance with Section 3(g) of this Agreement) and the Base Salary for a period of the lesser of (i) ninety (90) days or (ii) the commencement of payments under any disability insurance policy.

(e)  Death.  This Agreement will terminate automatically upon Executive’s death.  Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s estate his Accrued Compensation and any unreimbursed expenses (in accordance with Section 3(g) of this Agreement).

(f)  Employment.  Upon termination of this Agreement for any reason, including, but not limited to, expiration of the Initial Term or any additional term of this Agreement, written notice of intent not to renew this Agreement pursuant to Section 2, or a termination for a reason specified in this Section 5, Executive’s employment shall also terminate and cease.

(g)  Transition Period.  Upon termination of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), Executive agrees to make himself available to assist the Company with transition projects assigned to him by the Board.  Executive will be paid at an agreed upon reasonable hourly rate for any work performed for the Company during the Transition Period.

5.  Change of Control.

(a)  In the event Executive’s employment is terminated by the Company without Cause within one year following the occurrence of a Change of Control (as defined below), or if Executive terminates his employment with the Company for Good Reason within one year following the occurrence of a Change of Control, in addition to any other amounts that may be or become payable to Executive under this Agreement, the Company shall pay to Executive, in addition to the Severance Payment set forth in Section 4(a), an amount equal to Executive’s then current Base Salary plus Executive’s Pro Rata Bonus.  Such payment shall be made concurrently with, and subject to the same terms and conditions relating to, any other Severance Payment payable to Executive under this Agreement.  For purposes of clarity, the foregoing payment shall be in lieu of any payment otherwise due to Executive under the Company’s Change of Control Plan dated November 10, 2006.

(b)   “Change of Control” means the occurrence any of the following, with respect to either the Company or the Parent:

(i)   a merger or consolidation of the Company or the Parent with any other entity, unless the proposed merger or consolidation would result in the voting securities of the Company or the Parent (whichever is party to such merger or consolidation) outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the total voting power represented by the voting securities of the Company or the Parent, as the case may be, or such surviving entity outstanding immediately after such merger consolidation;

(ii)  a plan of complete liquidation of the Company or the Parent shall have been adopted or the holders of voting securities of the Company or the Parent shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;

(iii)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“1934 Act”)) shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 10% or more of the combined voting power of the Company’s or the Parent’s (or any combination thereof, taken together) then outstanding securities, other than any holders of the Company or the Parent (or any combination thereof, taken together) which held in excess of 10% of the combined voting power on the date this Agreement was entered into;

(iv)  during any period of two consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election by the Parent’s equity holders, of each director shall have been approved by the vote of at least two-thirds of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or

(v)  the occurrence of any other Change of Control of a nature that would be required to be reported in accordance with Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Parent’s proxy statement in accordance with Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect.

(c)  Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur upon the occurrence of either of the following: (i) any acquisition of the Company’s or the Parent’s equity interests or shares by the Company or the Parent, or (ii) any acquisition of the Company’s or the Parent’s equity interests or shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Parent, or any entity controlled thereby.

6.  Release.  Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any Severance Payment set forth in this Agreement, Executive agrees to execute (and not revoke) the Severance and Release Documents.  If Executive fails to execute and deliver the Severance and Release Documents, or revokes the Severance and Release Documents, Executive agrees that he shall not be entitled to receive the Severance Payment.  For purposes of this Agreement, the Severance and Release Documents shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.  For purposes of clarity, the Severance and Release Documents would not require Executive to waive claims against the Company that may arise after the date of execution of the Severance and Release Documents.

7.  Nondisclosure.

(a)  The Company shall provide Executive with some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to:  (a) business operations and methods; (b) existing and proposed investments and investment strategies; (c) financial performance; (d) compensation, severance arrangements and amounts (whether relating to the Company or to any of its employees, including Executive); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) limited partners and prospective limited partners of the Company’s funds; (h) marketing strategies; (i) intellectual property and technology, software, systems, methods, apparatuses, inventions, discoveries, improvements, designs, techniques, code, procedures, development tools, formulas, research, developments, objects, agents and components thereof, subroutines and other programs and (j) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts (collectively, “Confidential Information”).  Confidential Information shall not include:  (i) information that Executive may furnish to third parties regarding his obligations under Sections 7 and 8; (ii) information that becomes generally available to the public by means other than Executive’s breach of Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials); or (iii) information that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (iii), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)  Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession prior to or during the term of Executive’s employment by the Company, shall remain the exclusive property of the Company during Executive’s employment with the Company.  Executive further agrees that Executive shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company, except as permitted by the Company, or at any time following the termination of Executive’s employment with the Company.

(c)  Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within twenty-four (24) hours) after the termination date.

8.  Noncompete and Nonsolicitation.

(a)  Business Relationships and Goodwill.  Executive acknowledges and agrees that, as the President and Chief Executive Officer of the Company, Executive will be given Confidential Information and that his services are unique and extraordinary.  Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, members, and investors.  Executive further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility, specialized training, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, members, vendors and investors.  Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.  Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.

(b)  Scope of Noncompetition Obligation.

(i)  Executive acknowledges and agrees that the period commencing with the date of this Agreement and ending one (1) year following the termination or expiration of this Agreement for any reason will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”).  Notwithstanding the foregoing, in the event the Company does not pay the Severance Payment to Executive that is otherwise due to Executive under Section 4(a) or Section 5(a) of this Agreement for any reason constituting a breach of this Agreement, the Non-Interference Period shall terminate on the date such Severance Payment would otherwise have been due.

(ii)    During his employment and during the Non-Interference Period, Executive will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any Competitor in the States of New York, Colorado, Minnesota, or Nebraska, or in any other state within the United States of America, or in any country in the world.  The term “Competitor” means any person or entity who is engaged in the business that the Company or any subsidiary of the Company engages in at or preceding the time of termination of employment, including building and operating facilities to be used for the production of corn ethanol and engaging in commercial sales of corn ethanol.

(iii)  Executive agrees that he shall not at any time during his employment divert away or attempt to divert away any business from the Company to another company, business, or individual.  Additionally, Executive shall not, during the Non-Interference Period, solicit, divert away or attempt to divert away business from any Company Customer, either directly or indirectly. “Company Customer” is defined as any person, company, or business that Executive has on behalf of the Company contacted, solicited, serviced, or had access to Confidential Information about. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by Executive, the Company Customer, or any other person, firm, entity, business, or organization.

(iv)  Executive further agrees that, during the Non-Interference Period, he will not directly or indirectly:  (a) solicit, entice, persuade or induce any employee, agent or representative of the Company, who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) approach any such person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person, in each instance other than any (x) employee whose employment was terminated by the Company or any direct or indirect subsidiary of the Company or (y) employee, agent, representative or other person who independently responded to a general solicitation for employment by Executive or any third party which was not specifically targeted to or reasonably expected to target the Company.

(c)  Acknowledgement.  Executive acknowledges that the compensation, specialized training, and the Confidential Information provided to Executive pursuant to his employment with the Company give rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

(d)  Survival of Covenants.  Sections 7 and 8 shall survive the expiration or termination of this Agreement for any reason.  Executive agrees not to challenge the enforceability or scope of Sections 7 and 8.  Executive further agrees to notify all future persons or businesses with which he becomes affiliated or employed, of the restrictions set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.

(e)  Permitted Ethanol Investments.  Notwithstanding anything herein to the contrary, during his employment Executive may own a passive equity interest of less than one percent in any public ethanol companies; provided, that Executive does not participate in the management of such ethanol company in any capacity (including, but not limited to, director, officer or manager).  No such ownership restrictions shall apply to investments in companies that are not engaged in the manufacture of ethanol or any other line of business in which the Company is engaged at the time of such investment, so long as such Executive does not participate in the management of such company in any capacity.  Executive may also participate in any ethanol investment opportunities that are approved in advance by the Board.

9.  Severability and Reformation.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.  Indemnification.

(a)  The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of formation, limited liability company agreement or resolutions of the Board or, if greater, by the laws of the State of Delaware, against any and all reasonable costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manger, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within fifteen (15) days after receiving written notice requesting such an advance, provided that if he is ultimately determined by a court of competent jurisdiction not to be entitled to indemnification for such Proceeding and Claim Executive will promptly repay the amount advanced.

(b)  Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 10(a) that Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct.

(c)  During the term of Employment and for a period of three (3) years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy or (policies) providing comprehensive coverage to Executive at least equal to the coverage that the Company provides for any other present or former senior executive or director of the Company.

11.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

12.  Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the addresses specified for each party on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient.

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

13.  Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.  Any action or arbitration in regard to this Agreement or arising out of its terms and conditions, pursuant to Sections 25 and 26, shall be instituted and litigated only in Denver, CO.

14.  Assignment.  This Agreement is personal to Executive and the Company and may not be assigned in any way without the prior written consent of the other party hereto.

15.  Executive Not to Act; Board Actions.  Executive agrees that Executive is not entitled to, and will not, exercise any rights of the Company under this Agreement or act for or on behalf of the Company under this Agreement.  In addition, all actions to be taken, or rights to be exercised, by the Board pursuant to this Agreement will be taken by a special committee of the Board consisting solely of directors other than (i) Executive or any of Executive’s immediate family members, (ii) directors that are employees or officers of the Company or its subsidiaries, and (iii) directors that are employees, officers, directors, partners, members, managers or shareholders of any affiliate of Executive.

16.  Counterparts.  This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

17.  Amendment.  This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

18.  Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

19.  Non-Waiver.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than by Executive) and Executive.

20.  Use of Name, Likeness and Biography.  Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent.  This right shall terminate upon the termination of this Agreement.  An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive, as approved by Executive from time to time.

21.  Right to Insure.  Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance.  Executive shall assist Company in procuring such insurance by submitting to reasonable examinations and by signing such applications and other reasonable instruments as may be required by the insurance carriers to which application is made for any such insurance.

22.  Assistance in Litigation.  Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 22.

23.  No Inconsistent Obligations.  Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein.  Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others.  Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

24.  Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors.

25.  Remedies.  The parties recognize and affirm that in the event of a breach of Sections 7 and 8 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law.  Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 and 8, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured.  Executive further agrees that the Company shall have the right to offset the amount of any damages awarded to the Company resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement.  The parties agree that if Executive is the prevailing party in any action brought under this Section 25, the Company will be required to pay Executive’s  reasonable attorneys’ fees.

26.  Arbitration.  Other than as stated in Section 25, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.  The arbitration will take place in Denver, Colorado.  All disputes shall be resolved by a one (1) arbitrator chosen by agreement of the parties in accordance with the Commercial Arbitration Rules of the AAA.  The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award and, in addition, shall award to the prevailing party reimbursement of such party’s reasonable attorney’s fees.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement.  This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

27.  Voluntary Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

BIOFUEL ENERGY, LLC

Dated: August 31, 2010	By:	/s/ Mark Wong
	Name:	Mark Wong
	Title:	Authorized Person

Address for Notices:
BioFuel Energy, LLC
1600 Broadway, Suite 2200
Denver, CO 80202

EXECUTIVE

Dated: August 31, 2010	/s/ Scott Pearce
Scott H. Pearce

Address for Notices:
Last home address in Executive’s
employment file with BioFuel Energy Corp.

EXHIBIT A1

1.  Release.

(a)  General Release.  As a material inducement for the Company to enter this Agreement, Executive does hereby agree to release and forever discharge the Company and all of their respective current and former affiliates, subsidiaries, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, managers, members, stockholders, employees and heirs (hereinafter referred to “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Executive may have, now has, or has ever had arising from Executive’s employment with the Company or any predecessor or the termination of that employment, or any other matter or event which may have occurred as of the date of this Agreement (“Released Claims”).  Executive understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (“ADEA”), and the Older Worker Benefit Protection Act (“OWBPA”).

(b)  Waiver of Right to Bring Released Claims.  Executive further agrees not to bring any Released Claims against the Releasees, either individually or collectively; provided however, that Executive may file a lawsuit to challenge the validity of the release of her ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.  Nothing in this Paragraph 1(b) shall interfere with Executive’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or other federal or state regulatory or law enforcement agency.  However, the consideration provided to Executive in this Agreement shall be the sole relief provided for the Released Claims and Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or recovery against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

(c)  Costs of Enforcement.  Executive agrees that if Executive breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Executive shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 1(c) shall not apply to charges filed by Executive with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Executive to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.

1 For purposes of clarity, the contents of this Exhibit A will not be affected by whether the Company, at the relevant time, is privately-held or publicly-traded.

(d)  Equity Interests and Severance Payments.  It is understood by the parties that this Agreement does not require Executive to (i) forfeit any equity securities issued by the Company that are held by Executive, (ii) release any rights to receive distributions, or voting rights, under the limited liability company agreement of the Company to the extent that any such rights are held by Executive and result from Executive’s ownership of equity securities issued by the Company, (iii) release any rights that Executive may have, under the second sentence of Section 5(a) of the Executive Employment Agreement, made and entered into as of the ____ day of April, 2010 (the “Employment Agreement”) by and between the Company and the Executive, as may be amended from time to time, or (iv) release any rights Executive has to indemnification pursuant to Section 10 of the Employment Agreement or otherwise.

(e)  Non-Disparagement.  Executive agrees that Executive shall not make any disparaging, derogatory or detrimental comments about the Company or any of its affiliates or any of their directors, officers, employees, partners, members, managers or shareholders, or any investor or other person or entity having a business relationship with the Company.  Executive also acknowledges that the terms of this Exhibit A and the other Severance and Release Documents (as defined in the Employment Agreement) constitute Confidential Information (as defined in the Employment Agreement).

Page 2 of Exhibit A